CLEARWATER ANALYTICS HOLDINGS INC. CLAWBACK POLICY A. OVERVIEW In accordance with the New York Stock Exchange listing standards (the “NYSE Rules”), and Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder (together, “Rule 10D-1”), the Board of Directors (the “Board”) of Clearwater Analytics Holdings Inc. (the “Company”) has adopted this policy (the “Policy”) to provide for the recovery of erroneously awarded Incentive-based Compensation from Executive Officers in the event that the Company is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in Section H, below. B. RECOVERY OF OVERPAYMENT (1) In the event of an Accounting Restatement, the Company will reasonably promptly recover an Overpayment Received by each Executive Officer in accordance with NYSE Rules and Rule 10D-1 as follows: (i) After an Accounting Restatement, the Compensation Committee of the Board (the “Committee”) shall determine the amount of an Overpayment Received by each Executive Officer and shall promptly cause each Executive Officer to be provided with a written notice stating the amount of an Overpayment and a demand for repayment or return of such compensation, as applicable. In no event shall the Company be required to award an Executive Officer with an additional payment if the restated or accurate financial results following an Accounting Restatement would have resulted in a higher Incentive- based Compensation payment. (a) For Incentive-based Compensation based on (or derived from) the Company’s stock price or total shareholder return, where the amount of an Overpayment is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement: i. The amount to be repaid or returned shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the Company’s stock price or total shareholder return upon which the Incentive-based Compensation was Received; and ii. The Company shall maintain documentation of the determination of such reasonable estimate and provide the relevant documentation to the NYSE. (ii) The Committee shall have discretion to determine the appropriate means of recovering an Overpayment based on the particular facts and circumstances, which may include, without limitation: (a) requiring reimbursement of Incentive-based Compensation previously paid; (b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Executive Officer; (d) cancelling outstanding vested or unvested equity awards; and/or (e) taking any other remedial and recovery action permitted by law, as determined by the Committee. Notwithstanding the foregoing, except as set forth in Section B(2) below, in no event may the Company accept an amount that is less than the amount of an Overpayment in satisfaction of an Executive Officer’s obligations hereunder. (iii) To the extent that the Executive Officer has already reimbursed the Company for an Overpayment Received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of the Overpayment that is subject to recovery under this Policy. (iv) To the extent that an Executive Officer fails to repay an Overpayment to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Overpayment from the applicable Executive Officer. (2) Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section B(1) above if the Committee (or, if the Committee is not composed entirely of independent directors, then a majority of the independent directors serving on the Board) determines that recovery would be impracticable and any of the following two conditions are met: (i) The Committee (or, if the Committee is not composed entirely of independent directors, then a majority of the independent directors serving on the Board) has determined that the direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before making this determination, the Company must make a reasonable attempt to recover the Overpayment, document such attempt(s) and provided such documentation to the NYSE; or (ii) Overpayment recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder. C. DISCLOSURE REQUIREMENTS The Company shall file all disclosures with respect to this Policy required by applicable U.S. Securities and Exchange Commission (“SEC”) filings and rules. D. PROHIBITION OF INDEMNIFICATION The Company shall not be permitted to insure or indemnify any Executive Officer against any Overpayment. Further, the Company shall not enter into any agreement that exempts any Incentive-based Compensation that is granted, paid or awarded to an Executive Officer from the application of this Policy or that waives the Company’s right to recovery of an Overpayment, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date). E. ADMINISTRATION AND INTERPRETATION This Policy shall be administered by the Committee, and any determinations made by the Committee shall be final and binding on all affected individuals. This Policy is designed to comply with Rule 10D-1 and NSYE Rules. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy and for the Company’s compliance with NYSE Rules, Rule 10D-1 and any other applicable law, regulation, rule or interpretation of the SEC or NYSE promulgated or issued in connection therewith. F. AMENDMENT; TERMINATION The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary. The Board may terminate this Policy at any time. Notwithstanding anything in this Section F to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or NYSE Rules. G. OTHER RECOVERY RIGHTS This Policy shall be binding and enforceable against all Executive Officers and, to the extent required by applicable law or guidance from the SEC or NYSE, their beneficiaries, heirs, executors, administrators or other legal representatives. The Committee intends that this Policy will be applied to the fullest extent required by applicable law. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer entered into on or after the Effective Date shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, cash-based bonus plan or program, or other compensatory plan, agreement or other arrangement. H. DEFINITIONS For purposes of this Policy, the following capitalized terms shall have the meanings set forth below. (1) “Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement). (2) “Clawback Eligible Incentive Compensation” means all Incentive-based Compensation Received by an Executive Officer (i) on or after the effective date of the applicable NYSE Rules, (ii) after beginning service as an Executive Officer, (iii) who served as an Executive Officer at any time during the applicable performance period relating to any Incentive-based Compensation (whether or not such Executive Officer is serving at the time an Overpayment is required to be repaid to the Company), (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (v) during the applicable Clawback Period (as defined below). (3) “Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date (as defined below), and if the Company changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years. A transition period of nine to twelve months would be deemed a completed fiscal year. (4) “Executive Officer” means each individual who is currently or was previously designated as an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act, and such other senior executive or employee of the Company who may from time to time be deemed subject to this Policy by the Committee. For the avoidance of doubt, the identification of an executive officer for purposes of this Policy shall include, at a minimum, each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K. (5) “Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall, for purposes of this Policy, be considered Financial Reporting Measures. A Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

(6) “Incentive-based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure but not limited to: (i) non-equity incentive plan awards that are earned solely or in part by satisfying a financial reporting measure performance goal; (ii) bonuses paid from a bonus pool, where the size of the pool is determined solely or in part by satisfying a financial reporting measure performance goal; (iii) other cash awards based on satisfaction of a financial reporting measure performance goal; (iv) restricted stock, restricted stock units, stock options, stock appreciation rights, and performance share units that are granted or vest solely or in part based on satisfaction of a financial reporting measure performance goal; and (v) proceeds from the sale of shares acquired through an incentive plan that were granted or vested solely or in part based on satisfaction of a financial reporting measure performance goal. Compensation that would not be considered Incentive-based Compensation includes, but is not limited to: (i) salaries; (ii) bonuses paid solely based on satisfaction of subjective standards, such as demonstrating leadership, and/or completion of a specified employment period; (iii) non-equity incentive plan awards earned solely based on satisfaction of strategic or operational measures; (iv) wholly time-based equity awards; and (v) discretionary bonuses or other compensation that is not paid from a bonus pool that is determined by satisfying a financial reporting measure performance goal. (7) “NYSE” means the New York Stock Exchange. (8) “Overpayment” means, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid. (9) “Received” - Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the vesting, payment or grant of the Incentive-based Compensation to the Executive Officer occurs after the end of that period. (10) “Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement. I. EFFECTIVE DATE This Policy shall be effective as of November 30, 2023 (the “Effective Date”) and shall apply to Incentive-based Compensation (including Incentive-based Compensation granted pursuant to arrangements existing prior to the Effective Date). Notwithstanding the foregoing, this Policy shall only apply to Incentive- based Compensation Received (as determined pursuant to this Policy) on or after the effective date of Section 303A.14 of the NYSE Listed Company Manual.